                                                                   Exhibit (3)-3

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            UNITED RESTAURANTS, INC.





FIRST: That by a Unanimous Written Consent of the Board of Directors of United Restaurants, Inc., a Delaware corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and providing that the written consent of the stockholders to such amendment should be obtained. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows: "The name of the corporation is Grand Havana Enterprises, Inc."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consent of the stockholders of the corporation was obtained in accordance with Section 228 of the General Corporation Law, by which consent the necessary number of shares as required by statute consented to the amendment, and written notice of action taken by such stockholders' consent has been given as provided in Section 228 of the General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Harry Shuster, an authorized officer, this 22nd day of February, 1997.



                                            By: /s/ Harry Shuster
                                               ---------------------------------
                                                Harry Shuster